                                                               Exhibit 99(a)(10)

           SUPPLEMENT TO THE OFFER TO PURCHASE DATED OCTOBER 8, 1999

                               ASMEX CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF
                           GRUPO MEXICO, S.A. DE C.V.
                         HAS INCREASED THE PRICE OF ITS
                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                              ASARCO INCORPORATED
                                       TO
                              $29.50 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON MONDAY, OCTOBER 25, 1999,
                         UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (INCLUDING ANY SUCCESSORS THERETO, THE "RIGHTS")), WITHOUT PAR VALUE (THE "COMMON STOCK"), OF ASARCO INCORPORATED ("ASARCO"), WHICH, TOGETHER WITH SHARES OF COMMON STOCK OWNED BY GRUPO MEXICO, S.A. DE C.V. ("PARENT"), CONSTITUTE AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS, (2) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF ASARCO OR ASMEX CORPORATION ("PURCHASER") BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE OFFER TO PURCHASE OF PURCHASER, DATED SEPTEMBER 27, 1999, AS SUPPLEMENTED HEREBY AND (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 5, 1999, AMONG ASARCO, PHELPS DODGE CORPORATION AND AAV CORPORATION, HAS BEEN TERMINATED AND ASARCO HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH PARENT AND PURCHASER TO PROVIDE FOR THE ACQUISITION OF ASARCO BY PARENT OR PURCHASER.

                             ---------------------

          THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.

                             ---------------------

                                   IMPORTANT

    PARENT INTENDS TO SEEK TO RESUME NEGOTIATIONS WITH ASARCO WITH RESPECT TO THE ACQUISITION OF ASARCO BY PARENT OR PURCHASER. PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER UPON ENTERING INTO A MERGER AGREEMENT WITH ASARCO.

    Any shareholder desiring to tender all or any portion of such shareholder's shares of Common Stock should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such shares of Common Stock and, if separate, the certificates representing the associated Rights to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such shares of Common Stock (and, if applicable, Rights) pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having shares of Common Stock (and, if applicable, Rights) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares of Common Stock (and, if applicable, Rights).

    Any shareholder who desires to tender shares of Common Stock (and, if applicable, Rights) and whose certificates for such shares (and, if applicable, Rights) are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such shares of Common Stock (and, if applicable, Rights) by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the original Offer to Purchase, this Supplement, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

                             ---------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

October 8, 1999

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------
INTRODUCTION....................................................................................................          1
       1.  Terms of the Offer; Expiration Date..................................................................          7
       2.  Procedures for Tendering Common Shares...............................................................          7
       3.  Price Range of Shares; Dividends.....................................................................          8
       4.  Source and Amount of Funds...........................................................................          8
       5.  Background of the Offer; Contacts with the Company...................................................          8
       6.  Conditions of the Offer..............................................................................         15
       7.  Certain Legal Matters; Regulatory Approvals; Certain Litigation......................................         17
       8.  Miscellaneous........................................................................................         17

TO THE HOLDERS OF COMMON STOCK OF ASARCO INCORPORATED:

                                  INTRODUCTION

    The following information amends and supplements the Offer to Purchase, dated September 27, 1999 (the "Offer to Purchase"; capitalized terms not defined herein having the meanings ascribed therein), of ASMEX Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Grupo Mexico, S.A. de C.V., a Mexican corporation ("Parent"), pursuant to which Purchaser is offering to purchase all of the outstanding shares of common stock, without par value (the "Common Stock"), of ASARCO Incorporated, a New Jersey corporation ("ASARCO"), including the associated Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 28, 1998, as amended as of July 15, 1999, between ASARCO and The Bank of New York, as Rights Agent (as such agreement may be further amended and including any successor agreement, the "Rights Agreement"), at a price of $29.50 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Common Stock shall include the associated Rights, and all references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

    The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and ultimately the entire equity interest in, ASARCO. The Offer, as the first step in the acquisition of ASARCO, is intended to facilitate the acquisition of that number of shares of Common Stock that, together with shares of Common Stock owned by Parent and Purchaser, would constitute at least 80% of the shares of Common Stock on a fully diluted basis. Article 7 of ASARCO'S Restated Certificate of Incorporation (the "ASARCO Certificate of Incorporation") appears to require the affirmative vote of at least 80% of the outstanding shares of Common Stock to approve a transaction such as the Proposed Merger. Parent intends to seek to resume negotiations with ASARCO with respect to the acquisition of ASARCO by Parent or Purchaser in order to enter into a definitive merger agreement providing for such acquisition. Parent currently intends, as soon as practicable following consummation of the Offer pursuant to such a merger agreement or, if practicable, prior to the scheduled Expiration Date of the Offer, to seek to have Purchaser consummate a merger with and into ASARCO, with ASARCO continuing as the surviving corporation (the "Proposed Merger"), pursuant to which each then outstanding share of Common Stock (other than shares of Common Stock owned by Parent or any of its wholly owned subsidiaries and shares of Common Stock held in the treasury of ASARCO) would be converted into the right to receive in cash the price per share paid by Purchaser pursuant to the Offer. In general, in the event that the Proposed Merger is consummated as described above, gain or loss will be recognized by a shareholder of ASARCO who receives cash in exchange for shares of Common Stock pursuant to the Offer and/or the Proposed Merger. See Section 5 of the Offer to Purchase.

    This Supplement should be read in conjunction with the Offer to Purchase. Except as set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase, and the Letter of Transmittal mailed with the Offer to Purchase, remain applicable in all respects to the Offer. Terms used but not defined herein have the meanings set forth in the Offer to Purchase.

    On Monday, September 27, 1999, ASARCO filed an amendment to the ASARCO
Schedule 14D-9 with respect to the Phelps Dodge Exchange Offer announcing certain changes that the ASARCO Board had adopted to its compensation and stock option plans.

    On Wednesday, September 29, 1999, Parent's legal and financial advisors met with ASARCO's legal and financial advisors to discuss ASARCO's intended procedures going forward in light of the Offer, the competing Phelps Dodge Exchange Offer for the Common Stock and the Proposed Cyprus Amax Transaction.

    On Thursday, September 30, 1999, Cyprus Amax notified ASARCO that it was terminating the Cyprus Amax Agreement and paid ASARCO a $45 million termination fee. Phelps Dodge and Cyprus Amax then issued a press release publicly announcing that they had signed a definitive merger agreement under which Phelps Dodge will acquire Cyprus Amax for $7.61 in cash and 0.2203 shares of Phelps Dodge Common Stock per Cyprus Amax share on a fully prorated basis.

    Also on September 30, the ASARCO Board determined to postpone the occurrence of a Distribution Date for purposes of the Rights Agreement as a result of the public announcement of the Offer until such later date as determined by the ASARCO Board. On the evening of September 30, Parent was provided by ASARCO's legal advisors with a form of merger agreement acceptable to ASARCO.

    On Friday evening, October 1, 1999, Mr. McAllister and Mr. Larrea met in Mexico City and discussed the Offer. During that conversation, Mr. Larrea proposed that ASARCO enter into a merger agreement with Parent and Purchaser at $26.00 per share. Mr. McAllister said that he did not believe the ASARCO Board would be prepared to take such action at that time.

    On Saturday, October 2, 1999, Parent's legal advisors delivered to ASARCO Parent's proposed revisions to the form of merger agreement that ASARCO had previously delivered. On Sunday, October 3, 1999, the legal advisors to Parent and ASARCO met to discuss the terms of a proposed merger agreement. A revised form of merger agreement was delivered by ASARCO to Parent's legal advisors late on Sunday, October 3, 1999.

    On Monday, October 4, 1999, ASARCO's financial advisors telephonically informed Parent's financial advisor that ASARCO would be conducting an "auction" for the sale of ASARCO. Later that day, Mr. Larrea sent a letter to Mr. McAllister to express his dissatisfaction with the process established to determine ASARCO's proposed ultimate acquiror. Still later on October 5, 1999, ASARCO delivered written procedures governing the "auction."

    On Tuesday, October 5, 1999, ASARCO filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, recommending that shareholders of ASARCO reject the Offer and not tender their shares pursuant thereto. That evening, representatives of Parent's legal and financial advisors submitted a bid package to ASARCO pursuant to its established procedures, the material terms of which were set forth in the following cover letter:

                                                                 October 5, 1999

       BY HAND

       Board of Directors of ASARCO Incorporated
       c/o J. Michael Schell, Esq.
       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, NY 10022

       Ladies and Gentlemen:

           In accordance with the procedures communicated to us by the ASARCO Board, we are pleased to submit the proposal of Grupo Mexico, S.A. de C.V., through its wholly-owned subsidiary, ASMEX Corporation, which will be irrevocable until 10:00 a.m. Thursday, October 7, 1999, to acquire all of the outstanding common stock of ASARCO at a price of $26.00 per share (the "Proposal"). We are prepared to enter into the form of merger agreement previously submitted to us by ASARCO's attorneys on October 3, 1999 with those revisions that are reflected in the enclosed mark-up of that agreement (as so revised, the "Proposed Agreement"). The price stated in our Proposal reflects our previously expressed disagreement with the "auction" procedures that you have employed.

           Our Proposal is fully financed as evidenced by the enclosed commitment letter from The Chase Manhattan Bank and Chase Securities Inc., which has been amended and restated today in order to narrow certain conditions originally reflected therein. Under the terms of the amended commitment letter, the narrowed conditions will not, however, become effective if we have not signed a merger agreement by 5:00 p.m. on October 8, 1999. Our Proposal contemplates the dual-track structure discussed by our respective counsel of proceeding with a tender offer and a call for a shareholders meeting. As a result of the negotiations with our lender to obtain these more limited conditions, the tender offer would close twenty business days from the date of its amendment. The total amount of the funds required to effect the transaction will be provided by our working capital resources plus the amounts to be supplied under the commitment letter. Our Proposal is fully authorized and no further corporate action by Grupo Mexico is required.

           The Proposed Agreement is subject to the following material conditions:

        (i) the conditions set forth in Article VI of the Proposed Agreement;
            and

        (ii) a condition with respect to disruption of the financial markets that reflects the language of the corresponding condition in our commitment letter, which is significantly narrower for the period prior to November 30, 1999 than was the case under our commitment letter prior to its amendment.

           The Proposed Agreement also provides for a termination fee in the amount of $30 million in the following circumstances:

        (i) If ASARCO breaches the "No Shop" provision of Section 5.7 of the Proposed Agreement;

        (ii) If ASARCO enters into an alternative transaction with a third party in accordance with the "fiduciary out" and "match" right provisions of Section 5.7 of the Proposed Agreement;

       (iii) If ASARCO withdraws or adversely modifies its recommendation to its shareholders of the transactions contemplated by the Proposed Agreement; and

        (iv) If the ASARCO shareholders do not approve the transactions contemplated by the Proposed Agreement at ASARCO's shareholder meeting and at such time there is a pending competing acquisition proposal that has been announced.

           In addition, we have been advised by the relevant regulatory authorities that the only barrier to our receipt of notice of early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is the required filing by ASARCO of its report form. Should we receive early termination prior to execution of the Proposed Agreement, we would be willing to conform Section 5.4 to the version of Section 5.4 contained in the September 30, 1999 draft of the merger agreement submitted to us by your attorneys.

           In the event you choose to proceed with our Proposal, we will require a period of exclusivity for the limited period of time that would be necessary to clarify any outstanding matters and arrive at a comprehensive agreement.

           We look forward to receiving a prompt and favorable response to this Proposal so that we can proceed to finalize this transaction. Notwithstanding your adopted procedures, which we received today, we hope that you will leave the auction process open if you do not choose to accept this Proposal.

                                          Very truly yours,

                                Grupo Mexico, S.A. de C.V.

                                /s/ DANIEL TELLECHEA SALIDO
                                -----------------------------------
                                Daniel Tellechea Salido
                                Managing Director for Administration
                                and Finance and Alternate Director

                                /s/ GENARO GUERRERO DIAZ MERCADO
                                -----------------------------------
                                Genaro Guerrero Diaz Mercado
                                Treasurer

    On Wednesday, October 6, 1999, ASARCO and Phelps Dodge issued a press release publicly announcing that they had entered into a merger agreement providing for an increase in the terms of the revised Phelps Dodge Exchange Offer for ASARCO Common Stock (the "PD Merger Agreement"). According to a Form 8-K filed by ASARCO on the same day, the PD Merger Agreement provides an all-cash election for ASARCO shareholders of $29.50 per share of Common Stock and an all-stock election of 0.50266 shares of Phelps Dodge Common Stock per share of Common Stock, subject to proration. However, assuming full proration, the PD Merger Agreement provides for an exchange of $14.75 in cash and 0.2513 shares of Phelps Dodge Common Stock for each share of Common Stock on a fully prorated basis.

    In the PD Merger Agreement, ASARCO has agreed to a provision (the "No Solicitation Provision") that none of ASARCO, its subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an ASARCO Takeover Proposal (as defined herein) or reasonably could be expected to lead to an ASARCO Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any ASARCO Takeover Proposal; provided, however, that if the ASARCO Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to ASARCO's shareholders under applicable law, ASARCO may, in response to an ASARCO Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of the No Solicitation Provision, and subject to providing prior written notice of its decision to take such action to Phelps Dodge (the "ASARCO Notice"), (x) furnish information with respect to ASARCO and its subsidiaries to any person making an ASARCO Takeover Proposal pursuant to a customary confidentiality agreement (as determined by ASARCO after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such ASARCO Takeover Proposal. The No Solicitation Provision further provides that neither the ASARCO Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Phelps Dodge, the recommendation by such board of directors or such committee of the proposed merger with Phelps Dodge (the "Proposed PD Merger") or the PD Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any ASARCO Takeover Proposal, or (iii) cause ASARCO to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ASARCO Acquisition Agreement") related to any ASARCO Takeover Proposal. Notwithstanding the foregoing, in the event that the ASARCO Board receives an ASARCO Takeover Proposal and the ASARCO Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to ASARCO's shareholders under applicable law, the ASARCO Board may (x) take any of the actions described in clauses (i), (ii) or (iii) of the preceding sentence or (y) terminate the PD Merger Agreement (and concurrently with or after such termination, if it so chooses, cause ASARCO to enter into any ASARCO Acquisition Agreement with respect to any ASARCO Takeover Proposal) but only after the fifth business day following Phelps Dodge's receipt of written notice advising Phelps Dodge that the ASARCO Board is prepared to accept an ASARCO Takeover Proposal, specifying the material terms and conditions of such ASARCO Takeover Proposal and identifying the person making such ASARCO Takeover Proposal.

    As used in the PD Merger Agreement, the term "ASARCO Takeover Proposal" means any inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) from any person relating to any direct or indirect acquisition or purchase of a business or shares of any class of equity securities of ASARCO or any of its subsidiaries, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning any class of equity securities of ASARCO or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ASARCO or any of its subsidiaries, other than the Proposed PD Merger (provided that an ASARCO Takeover Proposal will have to exceed certain financial or ownership thresholds in order to require payment of the ASARCO Termination Fee).

    The PD Merger Agreement also provides that ASARCO shall be liable to Phelps Dodge for a termination fee of $30 million payable by wire transfer of same day funds (the "ASARCO Termination Fee") if (i) prior to the meeting of ASARCO shareholders to consider and vote upon the Proposed PD Merger an ASARCO Takeover Proposal shall have been made known to ASARCO or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an ASARCO Takeover Proposal and thereafter the PD Merger Agreement is terminated by either Phelps Dodge or ASARCO in the event shares are not purchased pursuant to the Phelps Dodge Exchange Offer for the Common Stock on or before March 31, 2000 or (ii) the PD Merger Agreement is terminated by ASARCO in order to enter into an agreement to accept an ASARCO Takeover Proposal; provided, however, that no ASARCO Termination Fee shall be payable to Phelps Dodge unless and until within 18 months of such termination ASARCO or any of its subsidiaries enters into any ASARCO Acquisition Agreement or consummates any ASARCO Takeover Proposal.

    Also on October 6, 1999, Parent and Purchaser received notice that they had been granted early termination of the waiting period under the HSR Act. Later in the evening of October 6, 1999, Mr. Larrea corresponded to Mr. McAllister to register again his displeasure with the process employed by ASARCO in its "auction."

    On October 7, 1999, Parent submitted to the ASARCO Board a letter detailing the revised proposal to acquire ASARCO by Parent and Purchaser at the increased Offer Price of $29.50 per share in cash. Subsequently, Parent issued the following press release disclosing the delivery and contents of the letter:

                          GRUPO MEXICO INCREASES TENDER OFFER
                                TO ACQUIRE ASARCO INC.
                              TO $29.50 PER SHARE IN CASH

              Receives Early Termination to Hart-Scott-Rodino Waiting Period

           Mexico City (October 7, 1999)--Grupo Mexico, S.A. de C.V., announced today that it has revised its proposal to acquire all of the outstanding shares of ASARCO Incorporated (NYSE:AR) to increase the price to $29.50 per share in cash. The revised offer, which values ASARCO at $2.24 billion (including assumption of debt), is scheduled to expire at 12:00 midnight, New York City time, on Monday, October 25, 1999, unless extended.

          Following the completion of the tender offer, Grupo Mexico intends to consumate a second step merger in which all remaining ASARCO shareholders will also receive the same cash price paid in the tender offer.

          Earlier today, Grupo Mexico sent the following letter to the Board of Directors of ASARCO:

                                                                 October 7, 1999

      Board of Directors
      ASARCO Incorporated
      180 Maiden Lane
      New York, NY 10038

      Attention: Francis R. McAllister
      Chairman and Chief Executive Officer

      Dear Members of the Board:

          Based on our assessment of the pending offer by Phelps Dodge Corporation as reflected in your announced agreement with them, and our view of the intrinsic value in ASARCO Incorporated that Grupo Mexico, S.A. de C.V., could realize if Grupo Mexico owned ASARCO, we are today increasing the price in our September 27 tender offer to ASARCO shareholders for all outstanding shares of ASARCO to $29.50 per share in cash. The other terms of our September 27 tender offer remain substantially unchanged.

          Our revised offer provides value to your shareholders that is demonstrably superior to your agreement with Phelps Dodge. This offer represents a premium of 59% over the value of your recently announced agreement with Phelps Dodge based upon the October 6, 1999 closing price of $53.00 per share for Phelps Dodge common stock, and a premium of 59% over ASARCO's unaffected stock price on August 20, 1999, immediately prior to the announcement of Phelps Dodge's proposal.

          As a result, we believe that you can, and indeed are obligated to, meet with us and discuss our revised offer. Accordingly, we request that, pursuant to Section 5.9 of your agreement with Phelps Dodge, you elicit such advice and make such determinations in view of your fiduciary duties such that ASARCO would be in a position to immediately engage in negotiations and discussions with us concerning our superior proposal. We also believe that you cannot, consistent with your fiduciary duties, continue to recommend to your shareholders the transaction with Phelps Dodge in light of our revised offer.

          As before, our execution of a merger agreement would not be contingent upon a due dilgence review. Furthermore, in view of the fact that we have been granted "early termination" of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, we are confident that consummation of our proposed transaction is not subject to any material regulatory approvals.

          Our revised offer presents a compelling opportunity for ASARCO and its shareholders to improve upon your existing transaction with Phelps Dodge.

          Our offer, of course, continues to be conditioned upon entering into a negotiated agreement with you. As in the past, we are prepared to meet with you at any time to negotiate the terms of a merger agreement having substantially the same terms and conditions that were contained in the form of merger agreement that was submitted to you on October 5, 1999, modified to (i) remove our request for the "match" right in connection with competing proposals set forth in the "no-shop" provision and replacing it with the relevant provision in your Phelps Dodge Agreement,
      (ii) reflect the termination of your agreement with Phelps Dodge and (iii) incorporate certain provisions from your agreement with Phelps Dodge, provided that you enter into an agreement with us on or before October 15, 1999.

          Please contact us to schedule a meeting of our respective advisors to bring this situation to a prompt and satisfactory conclusion for the shareholders of both of our companies.

                                Very truly yours,
                                GRUPO MEXICO, S.A. de C.V.

                                By         /s/ DANIEL TELLECHEA SALIDO
                                           ---------------------------
                                           Daniel Tellechea Salido
                                           Managing Director for Administrative
                                           and Finance and Alternative Director

                                By         /s/ GENARO GUERRERO DIAZ MERCADO
                                           -----------------------------------
                                           Genaro Guerrero Diaz Mercado
                                           Treasurer

      cc:J. Michael Schell, Esq.
        Steven Koch

      Grupo Mexico is a diversified mining company that ranks among the world's largest copper, zinc and silver producers. The company's business includes mining, smelting and refining in Mexico and is one of the world's lowest-cost operations. Grupo Mexico also operates the largest railroad system in Mexico.

      NOTE: Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.

    Parent intends to seek to resume negotiations with ASARCO with respect to the acquisition of ASARCO by Parent or Purchaser, whether pursuant to the Offer and the Proposed Merger, or otherwise. If such negotiations result in a definitive merger agreement between ASARCO, Parent and Purchaser, the consideration to be received by holders of shares of Common Stock would consist of the right to receive an amount in cash equal to the Offer Price.

    This Supplement does not constitute a solicitation of proxies for any meeting of ASARCO's shareholders. Any such solicitation by Parent or Purchaser would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

    THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

    The price to be paid for Common Stock purchased pursuant to the Offer has been increased from $26.00 to $29.50 per share of Common Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. All shareholders whose shares of Common Stock are tendered and purchased pursuant to the Offer (including those shares of Common Stock tendered prior to the date hereof) will receive the increased purchase price.

    2. PROCEDURES FOR TENDERING COMMON SHARES.  The discussion set forth in
Section 3 of the Offer to Purchase is hereby amended and supplemented as follows:

    Tendering shareholders may continue to use the Letter of Transmittal and Notice of Guaranteed Delivery previously distributed with the Offer to Purchase to tender Common Stock. Shareholders should follow the procedures for tendering Common Stock set forth in Section 3 of the Offer to Purchase.

    SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH SHARES OF COMMON STOCK HAVE VALIDLY TENDERED SUCH SHARES OF COMMON STOCK FOR PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED PRICE OF $29.50 PER SHARE OF COMMON STOCK PURSUANT TO THE OFFER.

    3. PRICE RANGE OF SHARES; DIVIDENDS. The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

    According to public sources, the high and low sale prices of Common Stock as reported by the NYSE Composite Tape for the third quarter of 1999 were $27 9/16 and $17 1/16, respectively; the high and low sale prices per share of Common Stock for the fourth quarter of 1999 (through October 6, 1999) were $28 1/8 and $26 9/16, respectively. On October 6, 1999, the last full trading day prior to Parent's announcement that it was amending the terms of the Offer upon the terms set forth in this Supplement, the reported closing sale price per share of Common Stock as reported by the NYSE Composite Tape was $28. Shareholders are urged to obtain a current market quotation for the Common Stock.

    4. SOURCE AND AMOUNT OF FUNDS. The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

    Purchaser estimates that the total amount of funds now required to purchase Common Stock pursuant to the Offer (as described in this Supplement) and to pay all related costs and expenses will be approximately $1,150 million.

    On October 5, 1999, the commitment letter, dated as of September 24, 1999 (the "Commitment Letter"), by and among Parent, The Chase Manhattan Bank and Chase Securities Inc. (collectively, "Chase") was amended (the "First Amended and Restated Commitment Letter") to modify certain conditions to the obligations of Chase under the Credit Facilities in a manner favorable to Parent and to provide a revised condition with respect to market disruptions that is more narrow than the prior such condition until November 30, 1999, and that reverts to its prior form thereafter. Such amendments to the commitment letter were subject to a satisfactory merger agreement being entered into with ASARCO not later than October 8, 1999.

    On October 7, 1999, the Commitment Letter was further amended (the "Second Amended and Restated Committment Letter") to extend to October 15, 1999 the date by which a merger agreement with ASARCO must be entered into, and to require that any additional funds necessary to consummate the Offer as a result of the increase in the price to be paid for Common Stock purchased in the Offer be contributed as equity to the Purchaser from sources acceptable to Chase Securities Inc.

    The foregoing supplemental description of the Credit Facilities is qualified in its entirety by reference to the full text of the Commitment Letter, the First Amended and Restated Commitment Letter and the Second Amended and Restated Commitment Letter, copies of which have been filed with the SEC as exhibits to the Parent Schedule 14D-1 and are incorporated by reference herein.

    5. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

    On Monday, September 27, 1999, ASARCO filed an amended ASARCO Schedule 14D-9 with respect to the Phelps Dodge Exchange Offer announcing certain changes that the ASARCO Board had adopted to its compensation and stock option plans.

    On Wednesday, September 29, 1999, Parent's legal and financial advisors met with ASARCO's legal and financial advisors to discuss ASARCO's intended procedures going forward in light of the Offer, the competing Phelps Dodge Exchange Offer for the Common Stock and the Proposed Cyprus Amax Transaction.

    On Thursday, September 30, 1999, Cyprus Amax notified ASARCO that it was terminating the Cyprus Amax Agreement and paid ASARCO a $45 million termination fee. Phelps Dodge and Cyprus Amax then issued a press release publicly announcing that they had signed a definitive merger agreement under which

Phelps Dodge will acquire Cyprus Amax for $7.61 in cash and 0.2203 shares of Phelps Dodge Common Stock per Cyprus Amax share on a fully prorated basis.

    Also on September 30, the ASARCO Board determined to postpone the occurrence of a Distribution Date for purposes of the Rights Agreement as a result of the public announcement of the Offer until such later date as determined by the ASARCO Board. On the evening of September 30, Parent was provided by ASARCO's legal advisors with a form of merger agreement acceptable to ASARCO.

    On Friday evening, October 1, 1999, Mr. McAllister and Mr. Larrea met in Mexico City and discussed the Offer. During that conversation, Mr. Larrea proposed that ASARCO enter into a merger agreement with Parent and Purchaser at $26.00 per share. Mr. McAllister said that he did not believe the ASARCO Board would be prepared to take such action at that time.

    On Saturday, October 2, 1999, Parent's legal advisors delivered to ASARCO Parent's proposed revisions to the form of merger agreement that ASARCO had previously delivered. On Sunday, October 3, 1999, the legal advisors to Parent and ASARCO met to discuss the terms of a proposed merger agreement. A revised form of merger agreement was delivered by ASARCO to Parent's legal advisors late on Sunday, October 3, 1999.

    Also, on Monday, October 4, 1999, ASARCO's financial advisors telephonically informed Parent's financial advisor that ASARCO would be conducting an "auction" for the sale of ASARCO. Later that day, Mr. Larrea sent a letter to Mr. McAllister to express his dissatisfaction with the process established to determine ASARCO's proposed ultimate acquiror. Still later on October 5, 1999, ASARCO delivered written procedures governing the "auction."

    On Tuesday, October 5, 1999, ASARCO filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, recommending that shareholders of ASARCO reject the Offer and not tender their shares pursuant thereto. That evening, representatives of Parent's legal and financial advisors submitted a bid package to ASARCO pursuant to its established procedures, the material terms of which were set forth in the following cover letter:

                                                                 October 5, 1999

        BY HAND

       Board of Directors of ASARCO Incorporated
       c/o J. Michael Schell, Esq.
       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, NY 10022
       Ladies and Gentlemen:

           In accordance with the procedures communicated to us by the ASARCO Board, we are pleased to submit the proposal of Grupo Mexico, S.A. de C.V., through its wholly-owned subsidiary, ASMEX Corporation, which will be irrevocable until 10:00 a.m. Thursday, October 7, 1999, to acquire all of the outstanding common stock of ASARCO at a price of $26.00 per share (the "Proposal"). We are prepared to enter into the form of merger agreement previously submitted to us by ASARCO's attorneys on October 3, 1999 with those revisions that are reflected in the enclosed mark-up of that agreement (as so revised, the "Proposed Agreement"). The price stated in our Proposal reflects our previously expressed disagreement with the "auction" procedures that you have employed.

           Our Proposal is fully financed as evidenced by the enclosed commitment letter from The Chase Manhattan Bank and Chase Securities Inc., which has been amended and restated today in order to narrow certain conditions originally reflected therein. Under the terms of the amended commitment letter, the narrowed conditions will not, however, become effective if we have not signed a merger agreement by 5:00 p.m. on October 8, 1999. Our Proposal contemplates the dual-track structure discussed by our respective counsel of proceeding with a tender offer and a call for a shareholders meeting. As a result of the negotiations with our lender to obtain these more limited conditions, the tender offer would close twenty business days from the date of its amendment. The total amount of the funds required to effect the transaction will be provided by our working capital resources plus the amounts to be supplied under the commitment letter. Our Proposal is fully authorized and no further corporate action by Grupo Mexico is required.

           The Proposed Agreement is subject to the following material conditions:

            (i) the conditions set forth in Article VI of the Proposed
                Agreement; and

            (ii) a condition with respect to disruption of the financial markets that reflects the language of the corresponding condition in our commitment letter, which is significantly narrower for the period prior to November 30, 1999 than was the case under our commitment letter prior to its amendment.

           The Proposed Agreement also provides for a termination fee in the amount of $30 million in the following circumstances:

            (i) If ASARCO breaches the "No Shop" provision of Section 5.7 of the
                Proposed Agreement;

            (ii) If ASARCO enters into an alternative transaction with a third party in accordance with the "fiduciary out" and "match" right provisions of Section 5.7 of the Proposed Agreement;

           (iii) If ASARCO withdraws or adversely modifies its recommendation to its shareholders of the transactions contemplated by the Proposed Agreement; and

            (iv) If the ASARCO shareholders do not approve the transactions contemplated by the Proposed Agreement at ASARCO's shareholder meeting and at such time there is a pending competing acquisition proposal that has been announced.

           In addition, we have been advised by the relevant regulatory authorities that the only barrier to our receipt of notice of early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is the required filing by ASARCO of its report form. Should we receive early termination prior to execution of the Proposed Agreement, we would be willing to conform Section 5.4 to the version of Section 5.4 contained in the September 30, 1999 draft of the merger agreement submitted to us by your attorneys.

           In the event you choose to proceed with our Proposal, we will require a period of exclusivity for the limited period of time that would be necessary to clarify any outstanding matters and arrive at a comprehensive agreement.

           We look forward to receiving a prompt and favorable response to this Proposal so that we can proceed to finalize this transaction. Notwithstanding your adopted procedures, which we received today, we hope that you will leave the auction process open if you do not choose to accept this Proposal.

                                      Very truly yours,

                                      Grupo Mexico, S.A. de C.V.

                                      By:  /S/ DANIEL TELLECHEA SALIDO
       -------------------------------------------------------------------------
                                          Daniel Tellechea Salido
                                          Managing Director for Administration
                                          and Finance and Alternate Director

                                      By:  /S/ GENARO GUERRERO DIAZ MERCADO
       -------------------------------------------------------------------------
                                          Genaro Guerrero Diaz Mercado
                                          Treasurer

    On Wednesday, October 6, 1999, ASARCO and Phelps Dodge issued a press release publicly announcing that they had entered into the PD Merger Agreement providing for an increase in the terms of the revised Phelps Dodge Exchange Offer for ASARCO Common Stock. According to a Form 8-K filed by ASARCO on the same day, the PD Merger Agreement provides an all-cash election for ASARCO shareholders of $29.50 per share of Common Stock and an all-stock election of
0.50266 shares of Phelps Dodge Common Stock per share of Common Stock, subject to proration. However, assuming full proration, the PD Merger Agreement provides for an exchange of $14.75 in cash and 0.2513 shares of Phelps Dodge Common Stock for each share of Common Stock on a fully prorated basis.

    In the PD Merger Agreement, ASARCO has agreed to the No Solicitation Provision pursuant to which none of ASARCO, its subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes an ASARCO Takeover Proposal or reasonably could be expected to lead to an ASARCO Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any ASARCO Takeover Proposal; provided, however, that if the ASARCO Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to ASARCO's shareholders under applicable law, ASARCO may, in response to an ASARCO Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of the No Solicitation Provision, and subject to providing the ASARCO Notice (x) furnish information with respect to ASARCO and its subsidiaries to any person making an ASARCO Takeover Proposal pursuant to a customary confidentiality agreement (as determined by ASARCO after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such ASARCO Takeover Proposal. The No Solicitation Provision further provides that neither the ASARCO Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Phelps Dodge, the recommendation by such Board of Directors of such committee of the Proposed PD Merger or the PD Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any ASARCO Takeover Proposal, or (iii) cause ASARCO to enter into an ASARCO Acquisition Agreement. Notwithstanding the foregoing, in the event that the ASARCO Board receives an ASARCO Takeover Proposal and the ASARCO Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to ASARCO's shareholders under applicable law, the ASARCO Board may (x) take any of the actions described in clauses (i), (ii) or (iii) of the preceding sentence or (y) terminate the PD Merger Agreement (and concurrently with or after such termination, if it so chooses, cause ASARCO to enter into any ASARCO Acquisition Agreement with respect to any ASARCO Takeover Proposal) but only after the fifth business day following Phelps Dodge's receipt of written notice advising Phelps Dodge that the ASARCO Board is prepared to accept an ASARCO Takeover Proposal, specifying the material terms and conditions of such ASARCO Takeover Proposal and identifying the person making such ASARCO Takeover Proposal.

    The PD Merger Agreement also provides that ASARCO shall be liable to Phelps Dodge for the ASARCO Termination Fee payable by wire transfer of same day funds if (i) prior to the meeting of ASARCO shareholders to consider and vote upon the Proposed PD Merger an ASARCO Takeover Proposal shall have been made known to ASARCO or shall have been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an ASARCO Takeover Proposal and thereafter the PD Merger Agreement is terminated by either Phelps Dodge or ASARCO in the event shares of Common Stock are not purchased pursuant to the Phelps Dodge Exchange Offer for the Common Stock on or before March 31, 2000 or (ii) the PD Merger Agreement is terminated by ASARCO in order to enter into an agreement to accept an ASARCO Takeover Proposal; provided, however, that no ASARCO Termination Fee shall be payable to Phelps Dodge unless and until within 18 months of such termination ASARCO or any of its subsidiaries enters into any ASARCO Acquisition Agreement or consummates any ASARCO Takeover Proposal.

    Also on October 6, 1999, Parent and Purchaser received notice that they had been granted early termination of the waiting period under the HSR Act. Later in the evening of October 6, 1999, Mr. Larrea corresponded to Mr. McAllister to register again his displeasure with the process employed by ASARCO in its "auction."

    On October 7, 1999, Parent submitted to the ASARCO Board a letter detailing the revised proposal to acquire ASARCO by Parent and Purchaser at the increased Offer Price of $29.50 per share in cash. Subsequently, Parent issued the following press release disclosing the delivery and contents of the letter:

                         GRUPO MEXICO INCREASES TENDER OFFER
                                TO ACQUIRE ASARCO INC.
                             TO $29.50 PER SHARE IN CASH
            RECEIVES EARLY TERMINATION TO HART-SCOTT-RODINO WAITING PERIOD

          MEXICO CITY (OCTOBER 7, 1999)--Grupo Mexico, S.A. de C.V., announced today that it has revised its proposal to acquire all of the outstanding shares of ASARCO Incorporated (NYSE:AR) to increase the price to $29.50 per share in cash. The revised offer, which values

      ASARCO at $2.24 billion (including assumption of debt) is scheduled to expire at 12:00 midnight, New York City time, on Monday, October 25, 1999, unless extended.

          Following the completion of the tender offer, Grupo Mexico intends to consummate a second step merger in which all remaining ASARCO shareholders will also receive the same cash price paid in the tender offer.

          Earlier today, Grupo Mexico sent the following letter to the Board of Directors of ASARCO:

                                                                 October 7, 1999

      Board of Directors
      ASARCO Incorporated
      180 Maiden Lane
      New York, NY 10038

      Attention: Francis R. McAllister
      Chairman and Chief Executive Officer

      Dear Members of the Board:

          Based on our assessment of the pending offer by Phelps Dodge Corporation as reflected in your announced agreement with them, and our view of the intrinsic value in ASARCO Incorporated that Grupo Mexico, S.A. de C.V., could realize if Grupo Mexico owned ASARCO, we are today increasing the price in our September 27 tender offer to ASARCO shareholders for all outstanding shares of ASARCO to $29.50 per share in cash. The other terms of our September 27 tender offer remain substantially unchanged.

          Our revised offer provides value to your shareholders that is demonstrably superior to your agreement with Phelps Dodge. This offer represents a premium of 5% over the value of your recently announced agreement with Phelps Dodge based upon the October 6, 1999 closing price of $53.00 per share for Phelps Dodge common stock, and a premium of 59% over ASARCO's unaffected stock price on August 20, 1999, immediately prior to the announcement of Phelps Dodge's proposal.

          As a result, we believe that you can, and indeed are obligated to, meet with us and discuss our revised offer. Accordingly, we request that, pursuant to Section 5.9 of your agreement with Phelps Dodge, you elicit such advice and make such determinations in view of your fiduciary duties so that ASARCO would be in a position to immediately engage in negotiations and discussions with us concerning our superior proposal. We also believe that you cannot, consistent with your fiduciary duties, continue to recommend to your shareholders the transaction with Phelps Dodge in light of our revised offer.

          As before, our execution of a merger agreement would not be contingent upon a due diligence review. Furthermore, in view of the fact that we have been granted "early termination" of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, we are confident that consummation of our proposed transaction is not subject to any material regulatory approvals.

          Our revised offer represents a compelling opportunity for ASARCO and its shareholders to improve upon your existing transaction with Phelps Dodge.

          Our offer, of course, continues to be conditioned upon entering into a negotiated agreement with you. As in the past, we are prepared to meet with you at any time to negotiate the terms of a merger agreement having substantially the same terms and conditions that were contained in the form of merger agreement that was submitted to you on October 5, 1999, modified to (i) remove our request for the "match" right in connection with competing proposals set forth in the "no-shop" provision and replacing it with the relevant provision in your Phelps Dodge Agreement, (ii) reflect the termination of your agreement with Phelps Dodge and (iii) incorporate certain provisions from your agreement with Phelps Dodge, provided that you enter into an agreement with us on or before October 15, 1999.

          Please contact us to schedule a meeting of our respective advisors to bring this situation to a prompt and satisfactory conclusion for the shareholders of both of our companies.

                                        Very truly yours,

                                        GRUPO MEXICO, S.A. de C.V.

                                        By  /s/ Daniel Tellechea Salido
       -------------------------------------------------------------------------
                                            Daniel Tellechea Salido
                                            Managing Director for Administration
                                            and Finance and Alternate Director

                                        By  /s/ Gerard Guerrero Diaz Mercado
       -------------------------------------------------------------------------
                                            Gerard Guerrero Diaz Mercado
                                            Treasurer

      cc: J. Michael Schill, Esq.

         Steven Koch

      Grupo Mexico is a diversified mining company that ranks among the world's largest copper, zinc and silver producers. The company's business includes mining, smelting and refining in Mexico and is one of the world's lowest-cost operations. Grupo Mexico also operates the largest railroad system in Mexico.

      NOTE: Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct.

                 6. CONDITIONS OF THE OFFER. The discussion set forth in the
             Introduction to the Offer to Purchase and Section 14 of the Offer to Purchase is amended and supplemented as follows:

                 A. The Minimum Condition is amended and restated to read as follows:

                 THE MINIMUM CONDITION.  CONSUMMATION OF THE OFFER IS
             CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK WHICH, TOGETHER WITH SHARES OF COMMON STOCK OWNED BY PARENT, CONSTITIUTE AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (I.E., AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR COMMON STOCK HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) (THE "MINIMUM CONDITON").

                 According to the schedules accompanying the revised form of merger agreement delivered by ASARCO to Parent's legal advisors on Monday, October 4, 1999, as of

             September 30, 1999 there were 39,921,427 shares of Common Stock outstanding and 1,799,669 Incentive Shares subject to issuance.

                 Parent currently owns an aggregate of 3,900,000 shares of
             Common Stock, which were acquired in open-market transactions. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if an aggregate of 29,476,877 shares of Common Stock are validly tendered pursuant to the Offer. For purposes of the Offer, "fully diluted basis" assumes (i) no dilution due to Rights, (ii) the issuance of all of the Incentive Shares, (iii) no shares of Common Stock were issued or acquired by ASARCO after September 30, 1999 (other than Common Stock issued pursuant to clause (ii) above) and no options, warrants, rights or other securities convertible into or exercisable or exchangeable for shares of Common Stock were issued or granted after September 30, 1999, and (iv) as of September 30, 1999 ASARCO had no other obligations to issue Common Stock or other securities convertible into or exercisable for shares of Common Stock.

                 B. The Merger Agreement Condition is amended and restated to read as follows:

                 THE MERGER AGREEMENT CONDITION.  CONSUMMATION OF THE OFFER IS
             CONDITIONED UPON PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PD MERGER AGREEMENT HAS BEEN TERMINATED AND ASARCO HAVING ENTERED INTO A DEFINITIVE MERGER AGREEMENT WITH PARENT AND PURCHASER THAT WOULD PROVIDE FOR THE ACQUISITION OF ASARCO BY PARENT OR PURCHASER ("THE MERGER AGREEMENT CONDITION").

                 In order for the Merger Agreement Condition to be satisfied, the PD Merger Agreement must be terminated. Depending on ASARCO's willingness to enter into negotiations with Parent and Purchaser and the then pending status of any such negotiations, Purchaser may extend the Offer from time to time until the Merger Agreement Condition is satisfied.

                 In the event the Merger Agreement condition is satisfied prior to 5:00 p.m. on October 15, 1999, Purchaser, under the terms of the Second Amended and Restated Commitment Letter, will be in the position to substantially limit its conditions to the following:

                     Notwithstanding any other provisions of the Offer, and in
                 addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock, and may terminate or amend the Offer (but only subject to and in accordance with the agreement relating to the Proposed Merger) if (i) the Minimum Condition has not been satisfied or (ii) before the time of acceptance of shares of Common Stock for payment pursuant to the Offer, any of the following events shall occur:

                     (a) there shall have been any statute, rule, regulation,
                 judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer or the Proposed Merger by any domestic or foreign, federal or state governmental commission which (i) prohibits, or imposes any material limitations on,

                 Parent's or the Purchaser's ownership or operation of all or a material portion of ASARCO's businesses or assets, (ii) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Common Stock or the consummation of the Offer or the Proposed Merger, (iii) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the tendered shares of Common Stock, or (iv) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote the Common Stock purchased by it on all matters properly presented to ASARCO's shareholders.

                     (b) the representations and warranties of ASARCO set forth in the agreement relating to the Proposed Merger shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date except, in each case, (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "materiality" or "Material Adverse Effect" set forth therein), would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ASARCO; or ASARCO shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Agreement to be performed or complied with by it;

                     (c) the Agreement shall have been terminated in accordance with its terms prior to the Expiration Date;

                     (d) ASARCO shall have entered into a definitive agreement
                 or agreement in principle with any person with respect to an ASARCO Takeover Proposal or similar business combination with ASARCO; or

                     (e) in the event the consummation of the Offer shall not
                 have occurred prior to the meeting of the ASARCO shareholders to approve the Proposed Merger there having occurred (i) after the date hereof to November 30, 1999, a general banking moratorium established by Federal or state authorities, a generally recognized capital markets crisis, as evidenced by a cumulative 20% decline in the Dow Jones Industrial Average over a period of five consecutive trading days, or a virtual cessation in bank and other private debt financings or the introduction of additional material government restrictions imposed upon lending institutions which materially affect the type of transactions contemplated thereby, and (ii) after November 30, 1999, a material disruption of or material adverse change in U.S. or developed country financial, banking or capital market conditions that, in our judgment, is reasonably likely to materially impair the syndication of the Facilities,

                     (f) the ASARCO Board shall have withdrawn, or amended,
                 modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the ASARCO Schedule 14D-9 containing the ASARCO Board recommendation to accept the Offer), its recommendation of the Offer, the Agreement or the Proposed Merger, or recommended another proposal or offer from any person other than Parent or the Purchaser, or shall have resolved to do any of the foregoing;

             which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

                 The foregoing conditions will be for the sole benefit of the
             Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent or the Purchaser."

                 7. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; CERTAIN
             LITIGATION. The discussion set forth in Section 15 of the Offer to Purchase is amended and supplemented as follows:

                 U.S. ANTITRUST. As noted above, on October 6, 1999, Parent and
             Purchaser received notice that they had been granted early termination of the waiting period under the HSR Act. Accordingly, Parent is free to consummate the Offer and the Proposed Merger at any time without any further requirements under the HSR Act.

                 8. MISCELLANEOUS. The Schedule 14D-1, and any amendments
             thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 of the Offer to Purchase (except that they may not be available at the regional offices of the SEC).

             ASMEX CORPORATION

             October 8, 1999

    Facsimile copies of the Letters of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Common Stock Certificates (and Rights Certificates, if applicable) and any other required documents should be sent by each shareholder of ASARCO or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        THE DEPOSITARY FOR THE OFFER IS:

                                 CITIBANK, N.A.

         BY COURIER:                     BY MAIL:                       BY HAND:

       Citibank, N.A.                 Citibank, N.A.                 Citibank, N.A.
        915 Broadway                   P.O. Box 685              Corporate Trust Window
          5th Floor                 Old Chelsea Station        111 Wall Street, 5th Floor
  New York, New York 10010       New York, New York 10113       New York, New York 10043

              Facsimile for Eligible Institutions: (212) 505-2248

                   To Confirm Facsimile Only: (800) 270-0808

                              -------------------

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer
Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of share of Common Stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                 UNITED STATES
                                77 Water Street
                            New York, New York 10005
                         CALL TOLL-FREE: (800) 714-3305
                                       or
                         (212) 269-5550 (call collect)

                                     EUROPE
                        Royex House, Aldermanbury Square
                            London, England EC2V 7HR
                        (44) 171 600 5005 (call collect)

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                            New York, New York 10017
                           Telephone: (212) 270-3298